EXHIBIT 99.2

Q209 Earnings Call

Thursday, August 6, 2009, 5:00 PM Eastern

SPEAKERS:

Duncan James

QuadraMed - Chief Executive Officer

David L. Piazza

QuadraMed - Chief Operating Officer and Chief Financial Officer

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcast, and replays will be available on the QuadraMed site within 24 hours.

(Operator instructions)

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call containing forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “subject,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could,” and similar expressions and their negatives are intended to identify such statements.

Forward-looking statements are not guarantees of future performance, anticipated trends and growth in businesses or other characterizations of future events or circumstances, and are to be interpreted only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the documents that we file with the SEC from time to time.

At this time, I would like to introduce David L. Piazza, QuadraMed’s Chief Operating and Chief Financial Officer. Mr. Piazza, please go ahead.

David L. Piazza - QuadraMed - Chief Operating Officer and Chief Financial Officer

Thank you, Maggie, and good afternoon, ladies and gentlemen. This is Dave Piazza, Chief Operating and Chief Financial Officer of QuadraMed and I have with me our newly appointed CEO, Duncan James.

As I’m sure you all know, Duncan joined us about 10 days ago and was previously a senior executive with McKesson. It is a great pleasure to be sharing the podium with Duncan today, and he will be providing you with his perspective on a variety of things from his historical viewpoint as an industry leader and from that as the new executive leader of QuadraMed.

First today, however, I’m going to give you our financial recap and then I’ll turn the mic over to Duncan. After that, we will open up the lines for your questions.

Our press release hit the wire about an hour ago and in that release we reported our Q2 2009 and first half results. And for the current three months ended we reported revenues of $35.8 million, gross margins of 59%, net income of $1 million, net loss to common shareholders of $300,000, and net loss per basic and diluted share of $0.04. These figures compare to $38 million in revenues, gross margin of 59%, net income of $1.8 million, net income to common shareholders of $400,000 and net income per basic share of $0.05 and per diluted share of $0.04 during the second quarter of 2008.

The higher revenue and results in gross margin dollars in the 2008 quarter is the primary driver of the differences between periods and most of this higher revenue in the 2008 quarter came from perpetual licenses that is from percentage of completion activities and achieved milestones related to our contract completions.

For the current six months ended, we reported revenues of $70.9 million, gross margins of 59%, net income of $2.2 million, net loss to common shareholders of $500,000, and net loss per basic and diluted share of $0.06. These statistics compare to $73.3 million in revenues, gross margins of 57%, net income of $2.1 million, net loss to common shareholders of $700,000, and net loss per basic and diluted share of $0.07 for the same six months in 2008.

Although our revenues during the 2008 six-month period were $2.4 million higher than in the current six-month period, the dollar gross margin was lower due to a higher component of service revenues. That coupled with a relatively equal level of operating expenses at $38.8 million in both periods drove similar levels of operating income, net income and per share results for the six-month periods.

It should be noted that included in our six months ended 2009 results, there was approximately $1.7 million of severance and accelerated stock option expense related to the departure of our former CEO in Q1 and another executive in Q2. And similarly, during Q1 of 2008 we had $600,000 of severance related to the refocusing of our product development resources that we announced in February of that year.

I should point out to you that while our reported results for Q1 and Q2 2009 are in line or exceeding our internal financial reporting targets for the first half of the year, we expect that some of this performance may be offset as the year progresses because it is largely due to the timing of certain expense initiatives and not specific cost savings. Although sales bookings are lagging behind for the first — behind our plan for the first half of the year, which is in large part due to the impact of the current economy on the financial condition and timing of decisions making for many of our customers.

Now, a little more detail about the current quarter performance. Regarding revenues, the $35.8 million in the quarter compares to $35.1 million in Q1, which is relatively flat with only a slight increase and most of this came from our Quantum product for milestone completions.

I should probably mention at this point that as far as our expectations for gross margin are concerned, the 59% that we are currently experiencing is high and that we expect that to tail off to a 57% to 58% range by the end of the year, which is similar to our 2008 and 2007 experience levels. And this will be due to an expected shift in the mix to a higher component of lower margin services revenues during the second half of the year.

We also reported EBITDA today of $2.4 million for Q2 2009 compared to $2.7 in Q1 and compared to $4 million in Q2 of last year. If we add back the severance and non-cash compensation in each quarter and a loss on sale of assets in Q2 of 2008, we then have adjusted non-GAAP EBITDA of $3.3 million in the current quarter compared to $4.6 million in Q1 and $6.1 million in Q2 of 2008.

There are a few items here that merit discussion. First, with respect to the current quarter versus the year ago quarter, the primary reasons for the decline in adjusted non-GAAP EBITDA are first, in the second quarter of last year we had higher revenue and resultant gross margin dollars, which produced approximately $1 million of the difference. And secondly on the expense side, higher expenses in the current quarter than in the second quarter a year ago total about $1.5 million.

During the current quarter we had higher one-time internal software license expense, bad debt expense, and legal fees, all of which are in the G&A category. And we also had higher commissions earned due to some milestone completions and a one-time loss on lease abandonment at one of our smaller properties.

Now, compared to our recent Q1, the current quarter’s adjusted non-GAAP EBITDA is lower due to some of the items I just mentioned, as well as higher advertising expenses, and the beginning of our ramp-up of software development initiatives through both onshore and offshore resources. You can find these calculations of EBITDA and adjusted non-EBITDA on Exhibits 4 and 5 of our earnings release.

Now, I’ll turn to total operating expenses and I’ll talk about where they are this quarter and where I expect them to be for the rest of the year. Our G&A, software development, sales and marketing, and D&A totaled $19.9 million in the current quarter. This is $1 million higher than the $18.9 million in Q1 and $1 million higher than the $19 million reported in Q4 of 2008. They are also $1.4 million higher than what we reported in Q2 of 2008.

But if you remove the effects of some of the unusual items this quarter I mentioned a few minutes ago when we were talking about EBITDA, including the executive related expenses, that puts us back at a level of normalized expense for the quarter of about $18.7 million here in Q2 compared to $17.5 million last quarter.

I told you in Q1 that I thought that that level of total operating expenses in that quarter were unusually low due to some of the timing differences, and I want to reiterate that. But I will also tell you that the Q2 is approaching the direction that we expect quarterly expenses to take for the balance of the year, particularly due to our software development initiatives and due to the fact that in the second half of the year we also expect to have higher commissions driven by higher second half sales bookings.

In the second half of the year, I expect total operating expenses to be about 10% higher on the average or about $21 million per quarter. Again, most of the increase will come through software development expenses. We have said before that we expect to spend $7 to $8 million more per year on our product roadmap in order for our clinical products to become NIST certified and to enable our hospital customers to meet the criteria for meaningful use and receive the maximum reimbursement available under the stimulus.

This means for us that software development expenses, which for this quarter are $8.8 million, are expected to increase by approximately 15% on a quarterly basis by year-end. Our Sales and Marketing, taken together with G&A, total about $10.3 million this quarter, and in the aggregate are expected to remain at about this level for the rest of the year.

Our cash and investments decreased by $3.6 million to $23.1 million during Q2 of 2009. Our cash flow used in operations was $2.3 million in Q2 compared to $4.1 million that was provided by operations in Q2 of last year.

So this $6.4 million difference in quarterly operating cash flow is driven by a couple of items. First, as I described above, the operating results between quarters contributed about $2.5 million of the difference, $1 million from gross margin and $1.5 million from normalized expenses. Next, we paid out $1 million this quarter related to our CEO departure at the end of Q1, and the remainder is due to working capital changes, most notably higher execution payments, milestone billings and collections during Q2 of 2008.

On a final note, our DSO at June 30 is at 54, which is down from the 57 we reported at March 31, but still higher than our 12/31 level of 51. But it is much lower than the 60 we achieved at June 30 of last year and is clearly in line with our goals of less than 60 days for the year.

Now it gives me great pleasure to introduce our newly appointed CEO, Duncan James. Duncan?

Duncan James - QuadraMed - Chief Executive Officer

Thank you, Dave, and good afternoon everyone. It’s a pleasure to join you on my first earnings call as the new CEO of QuadraMed. I am very excited about the opportunity. I’m already deeply engaged in our business. And since this is my first call, I’d like to take just a moment and give a brief summary of my background.

I’ve been in the healthcare information technology market for over 20 years and I just love this industry because technology has so much potential to make healthcare safer and more efficient, and there has never been a more exciting time to be in this market.

I spent the last nine years as a senior executive at McKesson Corporation, and in my prior role I was responsible for all of McKesson’s software solutions for the hospital and health systems market. This included all of the clinical products, the revenue cycle products, as well as enterprise imaging, supply chain and decision support.

In this role I had responsibility for all functions, including product strategy, product development, implementation, support, product marketing and sales. We built and installed systems in every hospital segment from large academic centers to small critical access hospitals. So I’m very familiar with all the segments, including the community hospital market where QuadraMed frequently competes. As a result, I’ve got a very good grounding on what it takes to execute and win in the market.

What attracted me to QuadraMed is probably the same thing that attracted many of our investors. It’s a solid company in an exciting segment with several strong products, a very good industry reputation in revenue cycle and HIM and a clean balance sheet. I see it as an opportunity for me to use my experience and leadership to take the company to the next level, so I’m very excited about being here.

And my timing to join the company couldn’t have been better since we just had our annual QuadraMed Users Group meeting this week in Baltimore. We had a very good client turnout, especially given the economic conditions and the hospital focus on expense controls. Since I just joined the company, I was very anxious to meet with clients and hear their perception of QuadraMed. I’m pleased to report the overall feedback and tone of the conference was positive and it was an excellent way for me to kick-start my relationships with our clients.

It’s probably not a surprise that the major focal point of our clients at the User Group was the American Recovery and Reinvestment Act or the stimulus program. It’s our focal point as well. And our top priority remains positioning our clients for stimulus money and migrating our Affinity client base to QCPR.

I’m pleased to report that while we have had to make incremental investments for certification, we are well positioned to meet the goals and timelines for the stimulus. Unfortunately, the pace of the contract signings and associated implementations was softer in the second quarter and first half than we had hoped due to economic pressure on providers, as well as a lack of clarity on the qualification criteria.

Now, I don’t think this is unique to QuadraMed, and in fact our 2009 operating plan assumed that most of our bookings would occur in the second half of the year. Clients are waiting to get more clarification on the definition of meaningful use and the certification requirements, and at the same time they’ve had to reevaluate their current portfolio of projects to potentially change their priorities and project schedules. And, as a result then, the timing of contracts is slower than we would like.

Like most companies in our segment, we see 2009 as a challenging year. However, we still have significant interest in QCPR that was reinforced at the Users Group, and we anticipate gaining bookings traction later in the year as the facts become more clear from the government. In the meantime, this opportunity will remain our top priority and we will stay focused on client relationships, sales efforts, and our preparation for the stimulus program.

Now, to put the stimulus program in perspective, we believe that our clinical opportunity is comprised of the following. With the QCPR acquisition back in September 2007, we picked up 26 clients with 47 hospitals. Of these, 17 clients and 26 hospitals are located in the USA and, therefore, they are hospitals that stand to benefit from the stimulus program. In addition, we have 38 legacy clients representing 51 hospitals who use our Affinity Clinical System. So all of these hospitals are also candidates to migrate to the QCPR product and likewise benefit from the stimulus funding.

As you already know, during 2008 we signed contracts with five Affinity clients representing seven hospitals for upgrades to QCPR, and we’re in the early stages of implementing those customers now. We are aggressively pursuing each of the Affinity clients in order to migrate them to QCPR, which will be our certified go-forward product.

In addition, the stimulus program creates significant opportunities to provide additional products and services to most of these clients. Therefore, we’re focused on executing our development plan to meet all of the requirements of the stimulus program and to provide the services that each of our clients will require in order to realize the reimbursement benefits.

Let me take just a moment and share a little bit about those development plans. As Dave mentioned, we’re investing an additional $7 to $8 million this year in our product roadmap. In accordance with that plan, we will be submitting our QCPR clinical product suite for certification in late Q1 of 2010 and we expect to receive full certification of our product during Q2 or Q3 of 2010. At that time, we believe that our QCPR product will meet all of the criteria that our customers need for their EMR to enable them to receive 100% of the benefits available under the stimulus program.

So let’s step back and let’s put this in context of our overall strategy. So we have a near-term market opportunity for the stimulus program with our Affinity conversions and QCPR upgrades that we’re pursuing. In addition, with our large HIM footprint and with the mandated market move to ICD-10 by October of 2013, we believe the HIM market offers a midterm market opportunity.

Finally, while the market is certainly very focused on clinicals due to the stimulus, we do believe the continued pressure on reimbursement, especially as we look ahead to healthcare reform, will create a growing longer term revenue cycle opportunity. We certainly have a lot more work to do in order to understand and capitalize on these mid and long-term opportunities. And in fact my next three or four months will be focused on reviewing our strategy in more detail to validate and refine our priorities and initiatives.

In addition, over the next three or four months I will be spending a lot of time with clients making sure we are serving them well and that we are properly focused on our clinical migration opportunities.

So in summary, we are pleased with the results given the current economic pressure that our clients are experiencing and the uncertainty on the specifics of the stimulus program. We are cautious on the third quarter and the back half of the year given the uncertainties in the market and we’ll remain focused on our clients and executing our strategy.

Now, I’d like to turn the call back over to Maggie for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). I’m showing no audio questions at this time. Mr. James, did you have any further or closing remarks?

Duncan James - QuadraMed - Chief Executive Officer

No, Maggie, I think we’re fine. Dave?

David L. Piazza - QuadraMed - Chief Operating Officer and Chief Financial Officer

No. Thanks, Maggie. I appreciate everybody joining the call today and look forward to talking to you next quarter.

Operator

Thank you. Thanks everyone for joining today’s conference call. You may now disconnect.